Exhibit 24

EXECUTION COPY

POWER OF ATTORNEY

TCW Strategic Income Fund, Inc.

The undersigned hereby constitutes and appoints  Michael E. Cahill, Linda D. Barker, Eric Hausner,  George Hawley, Harold H. Henderson, Natalie Maniaci,  Sean Plater and Lazarus N. Sun, Vincent Bencivenga,  Scott Brody, Jon Darrow, Hilary Lord and Lewis  Schusterman and each of them, his or her true and  lawful attorneys-in-fact and agents, each of them with  full power of substitution and resubstitution, for him  or her and in his or her name, place and stead, in any  and all capacities, to sign any or all reports and  forms required under Section 16 of the Securities and  Exchange Act of 1934, as amended, including but not  limited to all Form 3, Form 4 and Form 5 filings, and  to file the same with the Securities and Exchange  Commission (“Commission”), granting unto each of said  attorneys-in-fact and agents full power and authority  to do and perform each and every act and thing  necessary or appropriate to be done with respect to  such reports and forms or any amendments or  supplements thereto in and about the premises, as  fully to all intents and purposes as he or she might  or could do in person, hereby ratifying and confirming  all that any of said attorneys-in-fact and agents or  his or her substitute or substitutes, may lawfully do  or cause to be done by virtue hereof.

This Power of Attorney may be terminated at any time  by the undersigned by written notice to each of the  attorneys-in-fact and the Commission; provided,  however, that such termination shall not affect the  validity of any lawful action done or performed by the  attorneys-in-fact or any of them, pursuant thereto,  prior to the actual receipt of notice by the  attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has executed this  Power of Attorney this 14th day of December, 2011.

/s/ Janet E. Kerr